Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of OptimizeRx Corporation on Form S-3 (File No. 333-252844) and Form S-8 (File Nos. 333-237630; 333-230212; 333-210653 and 333-189439) of our report dated March 8, 2021, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of December 31, 2020 and for the year then ended, which is included in this Annual Report on Form 10-K of OptimizeRx Corporation for the year ended December 31, 2020.

/s/ UHY LLP

Sterling Heights, Michigan

March 8, 2021